Exhibit 10.2

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of December 12, 2012, is hereby entered into by and among PBF Energy Inc., a Delaware corporation (the “Corporation”), PBF Energy Company LLC, a Delaware limited liability company (“Energy”), and each of the Members (as defined herein).

RECITALS

WHEREAS, the Members hold Units (as defined below) in Energy, which is treated as a partnership for United States federal income tax purposes, and certain Members hold warrants to acquire Units;

WHEREAS, the Corporation is the managing member of, and holds and will hold Units in, Energy;

WHEREAS, as a result of the Members agreeing to hold Units rather than transferring all of their Units in exchange for Class A Shares (as defined below), the Corporation expects to incur significantly lower tax liabilities on an ongoing basis with respect to the operations of Energy and its direct and indirect subsidiaries;

WHEREAS, the Units held by the Members, as of the date hereof or at any time in the future, are or will be exchangeable for Class A common stock (the “Class A Shares”) of the Corporation, as contemplated by the Exchange Agreement and Section 3.3 of the LLC Agreement;

WHEREAS, Energy and each of its direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an exchange of Units for Class A Shares occurs, which election is intended to result or be deemed to result in an adjustment to the tax basis of the assets owned by Energy and such subsidiaries (solely with respect to the Corporation) at the time (such time, an “Exchange Date”) of a taxable exchange of Units for Class A Shares or any other taxable acquisition of Units by the Corporation (including in connection with the IPO) (each such exchange or acquisition, an “Exchange”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of such Exchange and the payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of (i) the Corporation, as a member of Energy (and in respect of each of Energy’s direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes), may be affected by the Basis Adjustment (as defined below) and (ii) the Corporation may be affected by the Imputed Interest (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the actual or deemed effect of the Basis Adjustment and the Imputed Interest on the liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means any “big four” accounting firm or any other law or accounting firm that is widely recognized as being expert in Tax matters and that is agreed to by the Board.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the Exchanging Member and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Exchanging Member.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 50 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Amount Realized” means, in respect of an Exchange by an Exchanging Member, the amount that is realized by the Exchanging Member on the Exchange, which shall be the sum of (i) the Market Value of the Class A Shares, the amount of cash and the amount or fair market value of other consideration received (or deemed received) by the Exchanging Member in the Exchange and (ii) the Share of Liabilities attributable to the Units Exchanged.

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less (i) amounts paid for, or reserved for the payment of, taxes and corporate overhead expenses and (ii) the amount of cash reserves reasonably established in good faith by the Corporation to comply with applicable law.

“Basis Adjustment” means the adjustment to the tax basis of an Original Asset arising in respect of an Exchange under the principles of Section 732 of the Code (in a situation where, as a result of one or more Exchanges, Energy becomes an entity that is disregarded as separate from its owner for tax purposes) or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, Energy remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign Tax laws. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or Group (other than one or more of the Excluded Entities) is or becomes the Beneficial Owner, directly or indirectly of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);

(ii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, to any Person or Group (other than one or more of the Excluded Entities);

(iii) a merger, consolidation or reorganization of the Corporation (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which the stockholders of the Corporation, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

(iv) the complete liquidation or dissolution of the Corporation; or

(v) other than as expressly provided for in that certain Stockholders’ Agreement by and among the Corporation and the Investor Parties named therein (as the same may be amended, modified or supplemented from time to time), during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors of the Corporation, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the United States federal, state, local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 250 basis points.

“Deferral Rate” means LIBOR plus 150 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Exchange” is defined in the Recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, among the Corporation and the PBF LLC Unitholders (as defined therein), as such agreement may be amended from time to time.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Exchanging Member” means a Member that Exchanges some or all of its Units.

“Excluded Entity” means any of the following: (i) Blackstone Group L.P. and any of its Affiliates including Blackstone PB Capital Partners V L.P., Blackstone PB Capital Partners V Subsidiary L.L.C., Blackstone PB Capital Partners V-AC L.P., Blackstone Family Investment Partnership V USS L.P., Blackstone Family Investment Partnership V-A USS SMD L.P., Blackstone Participation Partnership V USS L.P. and their respective general partners, Blackstone Group Management L.L.C., Blackstone Management Associates V USS L.L.C. and BCP V USS Side-by-Side GP L.L.C.; (ii) First Reserve Management, L.P. and any of its Affiliates, including FR PBF Holdings LLC, FR PBF Holdings II LLC; (iii) the Corporation and any Persons of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by the Corporation; and (iv) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

“Expert” is defined in Section 7.09 of this Agreement.

“Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (or Energy, but only with respect to Taxes imposed on Energy and allocable to the Corporation) using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but using the Non-Stepped Up Tax Basis instead of the Tax basis reflecting the Basis Adjustments of the Original Assets and excluding any deduction attributable to Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” has the meaning set forth in Section 3.01(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporation.

“IPO Date” means the date on which the Corporation contributes to Energy the net proceeds received by the Corporation in connection with the IPO.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“LLC Agreement” means, with respect to Energy, the Amended and Restated Limited Liability Company Agreement of Energy, dated on or about the date hereof, as such agreement may be amended from time to time.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Class A Shares are not then listed on a National Securities Exchange or Interdealer Quotation System, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02 of this Agreement.

“Members” means the parties hereto, other than the Corporation and Energy, and each other Person who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A, including, if applicable, holders of Series B Units in their capacity as such.

“Net Tax Benefit” has the meaning set forth in Section 3.01(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” has the meaning set forth in Section 2.04(a) of this Agreement.

“Original Assets” is defined in the Recitals of this Agreement.

“Original Members” means the members of Energy on the date of, but immediately preceding, the IPO.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-Exercise Exchange” has the meaning set forth in Section 2.01(c) of this Agreement.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) of one or more Units that occurs prior to an Exchange of such Units.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the “actual” liability for Taxes of the Corporation (or Energy, but only with respect to Taxes imposed on Energy and allocable to the Corporation for such Taxable Year), such “actual” liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation (or Energy, but only with respect to Taxes imposed on Energy and allocable to the Corporation for such Taxable Year) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the “actual” liability for Taxes of the Corporation (or Energy, but only with respect to Taxes imposed on Energy and allocable to the Corporation for such Taxable Year), such “actual” liability to be computed with the adjustments described in this Agreement, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for Taxes of the Corporation (or Energy, but only with respect to Taxes imposed on Energy and allocable to the Corporation for such Taxable Year) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement of this Agreement.

“Schedule” means any Exchange Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Share of Liabilities” means, as to any Unit at the time of an Exchange, the aggregate amount of the liabilities of Energy, for purposes of Section 752 and Section 1001 of the Code, at the time of the Exchange.

“Subsidiary” means, with respect to any Person,

(i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of stock or similar interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” shall have the meaning ascribed thereto in the LLC Agreement (and shall include, without limitation, the Reclassified Series B Units (as defined in the LLC Agreement)).

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully use the deductions arising from any Basis Adjustment or Imputed Interest during such Taxable Year; (b) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date; (c) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be used by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers; (d) any non-amortizable assets will be disposed of on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date; (e) if, at the Early Termination Date, there are outstanding noncompensatory warrants, such warrants shall be deemed exercised on a cashless basis; and (f) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit (including any Unit deemed received as a result of clause (e) above) shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date. For the avoidance of doubt, in the event of a Change of Control, such assumptions shall not take into account any changes in the Corporation’s stand alone tax position that might result from the transaction giving rise to the Change of Control.

ARTICLE II. DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01. Basis Adjustment, Imputed Interest.

(a) Basis Adjustment. For purposes of this Agreement, as a result of an Exchange, Energy shall be deemed to be entitled to a Basis Adjustment for each Original Asset with respect to the Corporation, the amount of which Basis Adjustment shall generally be the excess, if any, of (i) the sum of (x) the Amount Realized by the Exchanging Member in the Exchange, to the extent attributable to such Original Asset, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Original Asset, over (ii) the Corporation’s share of Energy’s Tax basis for such Original Asset immediately after the Exchange, attributable to the Units Exchanged, determined as if (x) Energy remains in existence as an entity for tax purposes and (y) Energy had not made the election provided by Section 754 of the Code. For purposes of this Agreement, in computing the effect of the Basis Adjustment on the Tax liability of the Corporation, the actual basis adjustment to each Original Asset under Section 732 or Section 743(b) of the Code shall be recovered by the Corporation in accordance with its actual recovery for purposes of the applicable Tax.

(b) Imputed Interest. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

(c) Treatment of Noncompensatory Warrants; Series B Units. The parties to this Agreement acknowledge and agree that any Exchange by a Member of a Unit acquired through the exercise of a noncompensatory warrant (a “Post-Exercise Exchange”) may result in a Basis Adjustment, in which case such Member shall be entitled to a Tax Benefit Payment in a manner consistent with the rights of other Series A-1 Members and Series A-2 Members Unit holders under this Agreement. In furtherance of the preceding sentence, the methodology applied in determining Basis Adjustments and any other calculations or work product pursuant to this Agreement (including, without limitation, the Exchange Basis Schedules, Tax Benefit Schedules, and Tax Benefit Payments) shall be consistent with Proposed Treasury Regulations Sections 1.704-1 and 1.721-1 (published under REG-103580-02, 68 F.R. 2930-2941 (Jan. 22, 2003), as amended) in order to preserve the right of a holder of a noncompensatory warrant to receive a Tax Benefit Payment by virtue of a Post-Exercise Exchange in a manner consistent with the rights of other Series A-1 Members and Series A-2 Members Unit holders. The parties to this Agreement further acknowledge and agree that the holders of Series B Units are entitled to the benefits of this Agreement on account of an Exchange of Reclassified Units deemed owned by the holders of Series B Units in accordance with Section 3.3 of the LLC Agreement. The provisions of this Agreement shall be construed and adjusted in the appropriate manner so that the fundamental results described in this Section 2.01(c) are achieved. The Corporation shall deliver to each Member a schedule on an annual basis setting forth the aforementioned Basis Adjustments, together with reasonable supporting documentation, and such schedule shall be subject to Section 2.04 below.

Section 2.02. Exchange Basis Schedule. Within 45 calendar days after the filing of the United States federal income tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Exchanging Member a schedule (an “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted Tax basis of the Original Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Original Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Original Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.03. Tax Benefit Schedule. Within 45 calendar days after the filing of the United States federal income tax return of the Corporation, the Corporation shall provide to each Exchanging Member a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth therein).

Section 2.04. Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to an Exchanging Member an Exchange Basis Schedule, a Tax Benefit Schedule or other applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (i) deliver to the Exchanging Member schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (ii) allow the Exchanging Member reasonable access at no cost to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Exchanging Member, within 30 calendar days after receiving such Schedule or amendment thereto, provides the Corporation with notice of a material objection to such

Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice, if with respect to an Exchange Basis Schedule or a Tax Benefit Schedule, the Corporation and the Exchanging Member shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Exchanging Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the Exchanging Member within 30 calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.04(a).

ARTICLE III. TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Payments. Within five (5) Business Days of a Tax Benefit Schedule that was delivered to an Exchanging Member becoming final in accordance with Section 2.04(a), the Corporation shall pay to such Exchanging Member for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Exchanging Member previously designated by such Member to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated federal income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to the Interest Amount; provided, however, that for the avoidance of doubt, no Member shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, on a Unit-by-Unit basis by reference to the Amount Realized by the Exchanging Member on the Exchange of a Unit and the resulting Basis Adjustment to the Corporation.

(c) If on any Payment Date the Corporation does not have sufficient Available Cash to pay the Tax Benefit Payment that is due on such Payment Date as specified in Section 3.01(a), the Corporation may elect by written notice to the affected Members to defer payment of such Tax Benefit Payment that is in excess of the Available Cash for a period of time not to exceed two (2) years. If the Corporation elects to defer payment of any amount pursuant to this Section 3.01(c), interest shall accrue on such amount at the Deferral Rate from the Payment Date specified in Section 3.01(a) until such amount is paid. While any amounts are deferred pursuant to this Section 3.01(c), the Corporation shall be required, within ninety (90) calendar days of obtaining Available Cash, to make payments to Exchanging Members with respect to such deferred amounts to the extent of such Available Cash. Upon a Change of Control, any amounts deferred pursuant to this Section 3.01(c) (including interest) shall become due, and no further amounts may be deferred pursuant to this Section 3.01(c).

(d) The Corporation shall use good faith efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement without regard to Section 3.01(c).

Section 3.02. No Duplicative Payments. Notwithstanding anything in this Agreement to the contrary, it is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Members pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.03. Pro Rata Payments. For the avoidance of doubt, to the extent that (a) the Corporation’s deductions with respect to any Basis Adjustment is limited in a particular Taxable Year or (b) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Exchanging Member in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (a) and (b) of this paragraph, as applicable.

ARTICLE IV. TERMINATION

Section 4.01. Early Termination; Breach of Agreement; Change of Control.

(a) The Corporation may terminate this Agreement with respect to all of the Units held (or previously held and Exchanged) by all Members at any time by paying to the Members the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Members, and provided further that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation, neither the Members nor the

Corporation shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and the Member as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Members, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Members under Section 4.03(a).

(b) In the event of a failure by the Corporation for 30 days after receipt of written notice by one or more of the Members to comply with any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such failure and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed to by the Corporation and any Member as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation fails to comply as provided in the prior sentence, the Members shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within ninety (90) calendar days of the date such payment is due (subject to the Corporation’s rights under Section 3.01(c)) shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within ninety (90) calendar days of the date such payment is due.

(c) In the event of a Change of Control, then all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (ii) any Tax Benefit Payment agreed to by the relevant parties as due and payable but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

(d) The Corporation, Energy and each of the Members hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for United States federal income tax or other applicable Tax purposes.

(e) Notwithstanding anything herein to the contrary, in no event shall the aggregate Tax Benefit Payments in respect of any Exchange (other than amounts accounted for as interest under the Code) exceed the percentage, set forth in the applicable Election of Exchange (as defined in the Exchange Agreement), of the Amount Realized for the Units Exchanged with respect to such Exchange. If no such percentage is provided in the applicable Election of Exchange, the previous sentence shall not apply.

Section 4.02. Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01(a) above, the Corporation shall deliver to each present or former Member (and to any holder of any noncompensatory warrant(s) to acquire Unit(s)) notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for that Person. The Early Termination Schedule shall become final and binding on all applicable parties unless the Member (or holder of noncompensatory warrant(s) to acquire Unit(s)), within 30 calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the applicable parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Member shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03. Payment upon Early Termination.

(a) Within five (5) Business Days after agreement between the Member (or holder of noncompensatory warrant(s) to acquire Unit(s), as applicable) and the Corporation of the Early Termination Schedule, the Corporation shall pay to the Member (or holder of noncompensatory warrant(s) to acquire Unit(s), as applicable) an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Member.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal, with respect to any Member, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Member beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V. SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02. Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Member when due (subject to the Corporation’s rights under Section 3.01(c)) under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable. The Corporation shall not effect any repurchases or redemptions of its capital stock at a time when it shall have failed to make any Exchange Payment otherwise due and payable other than (a) repurchases of capital stock deemed to occur (i) upon the exercise of options or warrants if such capital stock represents all or a portion of the exercise price thereof and (ii) in connection with the withholding of a portion of the capital stock granted or awarded to any recipients to pay for the taxes payable by such recipients upon such grant or award (or the vesting thereof), and (b) repurchases or redemptions of any capital stock held by any director, officer, employee or consultant of the Corporation or any of its Subsidiaries pursuant to any equity incentive plan or other employee benefit plan or agreement approved by the Board.

ARTICLE VI. NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Original Member Participation in the Corporation’s and Energy’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and Energy, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the applicable Original Members of, and keep the applicable Original Members reasonably informed with respect to, the portion of any audit of the Corporation and Energy by a Taxing Authority the outcome of which is reasonably expected to affect the applicable Original Members’ rights and obligations under this Agreement, and shall provide to the applicable Original Members reasonable opportunity to provide information and other input to the Corporation, Energy and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and Energy shall not be required to take any action that is inconsistent with any provision of the LLC Agreement or applicable law.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, and except for items that are explicitly described as “deemed” or in similar manner by the terms of this Agreement, the Corporation and the Exchanging Member agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any dispute concerning such advice shall be subject to the terms of Section 7.09; provided, however, that only an Original Member shall have the right to object to such advice pursuant to this Section 6.02. In the event that an Advisory Firm is replaced with another firm acceptable to the Corporation and the Exchanging Member, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Corporation and the Exchanging Member agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. The Exchanging Member shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement (including whether an exchange of units is taxable or tax-free), preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse the Exchanging Member for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII. MISCELLANEOUS

Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent during normal business hours on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

PBF Energy Inc.

One Sylvan Way

Parsippany, NJ 07054

Attention: General Counsel

Fax: (973) 455-7562

with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Todd E. Lenson

Facsimile: (212) 806-7793

if to Energy, to:

PBF Energy Company LLC

One Sylvan Way

Parsippany, NJ 07054

Attention: General Counsel

Fax: (973) 455-7562

with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Todd E. Lenson

Facsimile: (212) 806-7793

If to the Exchanging Member, to:

The address and facsimile number set forth in the records of Energy.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement. This Agreement, together with the LLC Agreement and the Exchange Agreement, and the exhibits and schedules referenced herein and therein, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers.

(a) No Member may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent Units are effectively transferred in accordance with the terms of the LLC Agreement, the transferring Member shall have the option to assign to the transferee of such Units the transferring Member’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form attached hereto as Exhibit A, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Member pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons, including a liquidating trust, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, substantially in the form attached hereto as Exhibit A; provided, further, however, that no such assignment or transfer shall relieve any party hereto of any of its obligations hereunder. If any Member proposes to assign any payment as described in clause (ii) of the immediately preceding sentence to any Person or Persons (other than to one of its Affiliates or Permitted Transferees), then the assigning Member shall give written notice to the Corporation at least thirty (30) days prior to the proposed assignment setting forth the name of the proposed assignee, the price and the other material terms and conditions of such assignment, and the Corporation shall promptly deliver a copy of such notice to each of the other Members. Each of the other Members shall thereafter have the right exercisable by written notice to the assigning Member within ten (10) days after receipt of notice from the Corporation to participate in such assignment of payments at the same price and on the same terms and conditions as the assigning Member. The assigning Member shall not assign any such payment to such prospective assignee unless and until, simultaneously with such assignment, the prospective assignor shall purchase the payments from all Members who decide to sell pursuant to this paragraph.

For the avoidance of doubt, if a Person transfers Units (regardless of whether the transferee is a “Permitted Transferee” under the terms of the LLC Agreement) but does not assign to the transferee of such Units such Person’s rights, if any, under this Agreement with respect to such transferred Units, such Person shall be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Exchange of, such Units.

Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of the first sentence of this Section 7.06(a) shall have the right to enforce the provisions of Section 2.04, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of the first sentence of this Section 7.06(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by (i) the Corporation, (ii) each of the parties to this Agreement affected thereby who would be entitled to receive at least 50% of the Early Termination Payments payable to all parties hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any party pursuant to this Agreement since the date of such most recent Exchange) and (iii) each of the Original Members affected thereby who would be entitled to receive at least 1% of the Early Termination Payments payable to all Original Members hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Original Member pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Members will or may receive under this Agreement unless all such Members disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation or its Subsidiaries, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event an Original Member transfers his Units to a Permitted Transferee (as defined in the LLC Agreement), excluding any other Original Member, such Original Member shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02 or 6.01 with respect to such transferred Units.

Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08. Resolution of Disputes.

(a) Any dispute, controversy or claim which is not governed by Section 7.09 arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration. The arbitration shall take place in Wilmington, Delaware and be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect (except as they may be modified by mutual agreement of the Corporation, Energy and each of the affected Members). The arbitration shall be conducted by (i) a single arbitrator if the total amount in controversy is less than $5,000,000 (exclusive of interest and expenses) and (ii) a panel of three arbitrators if the total amount in controversy is $5,000,000 or more or an unspecified or non-monetary amount. The arbitrator(s) shall be neutral, impartial and independent arbitrators appointed by the AAA, at least one of whom must be a retired judge or a senior partner at one of the nationally recognized Delaware-based law firms. The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. The costs of the arbitration shall be borne by the Corporation. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the parties hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each party hereto (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR ANY DELAWARE STATE COURT, IN EACH CASE, SITTING IN THE CITY OF WILMINGTON, DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.08 and such parties agree not to plead or claim the same, and agree that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 7.01.

Section 7.09. Reconciliation. In the event that the Corporation and the Exchanging Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.01(c), 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Exchanging Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the AAA. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early

Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and each Exchanging Member shall bear their own costs and expenses of such proceeding, unless an Exchanging Member has a prevailing position that is more than 10% of the payment at issue, in which case the Corporation shall reimburse such Exchanging Member for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Exchanging Member and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Exchanging Member.

Section 7.11. Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12. Confidentiality. Each Member and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning Energy and its Affiliates and successors or the other Members, learned by the Member heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Member to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Member and assignee (and each employee, representative or other agent of such Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, Energy, the Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.

If a Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other Members and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. LLC Agreement. This Agreement shall be treated as part of the partnership agreement of Energy as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14. Partnerships. The Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and such Person shall be treated as a “partnership” for all purposes of this Agreement.

Section 7.15. Independent Nature of Members’ Rights and Obligations. The obligations of each Member hereunder are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under hereunder. The decision of each Member to enter into to this Agreement has been made by such Member independently of any other Member. Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the Members are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation, Energy and each Member have duly executed this Agreement as of the date first written above.

PBF ENERGY INC.

By:
Name: Title:

PBF ENERGY COMPANY LLC By its Managing Member, PBF Energy Inc.

By:
Name: Title:

MEMBERS: Each Member set forth on Annex A hereto

By:
Name: Title:

[Signature Page to Tax Receivable Agreement]

EXHIBIT A

[FORM FOR PURCHASES FROM MEMBERS]

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement, dated as of                     , 20    , by and between PBF Energy Inc., a Delaware corporation (the “Corporation”), PBF Energy Company LLC, a Delaware limited liability company (“Energy”), and                      (“Permitted Transferee”).

WHEREAS, Permitted Transferee has acquired (the “Acquisition”) [                ] Units in Energy and corresponding shares of Class B common stock of the Corporation (collectively, “Interests” and, together with all other Interests hereinafter acquired by Permitted Transferee from Transferor and its Permitted Transferees (as defined in the Tax Receivable Agreement), the “Acquired Interests,” as set forth on Schedule A attached hereto)1 from                      (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.06 of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the meaning set forth in the Tax Receivable Agreement.

Section 1.2. Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Member” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by Sections 7.12, 2.04, 4.02, 6.01 and 6.02 of the Tax Receivable Agreement, with respect to the Acquired Interests, and any other Interests Permitted Transferee acquires hereafter.

Section 1.3. Notice. All notices, requests, consents and other communications hereunder to Permitted Transferee shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 1.3) or nationally recognized overnight courier, addressed to Permitted Transferee at the address or facsimile number set forth on the signature page hereof or such other address or facsimile number as may hereafter be designated in writing by Permitted Transferee.

[1]	[The schedule for certain non-Sponsor Unit holders will show zero Class B shares.]

Section 1.4. Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

By:
Name: Title:

Address: